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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                  FORM 8-K/A-1

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


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      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): SEPTEMBER 6, 1996

                          ROADMASTER INDUSTRIES, INC.
                         (D/B/A RDM SPORTS GROUP, INC.)
             (Exact name of Registrant as Specified in its Charter)


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         DELAWARE                       0-16482             84-1065239
(State or other jurisdiction of       (Commission           (I.R.S. Employer
incorporation or organization)        File Number)       Identification No.)


                            250 SPRING STREET, N.W
                                SUITE 3 SOUTH
                            ATLANTA, GEORGIA 30303
                                (404) 586-9000

  (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         As previously reported, on July 18, 1996, Roadmaster Industries, Inc. (doing business under the name RDM Sports Group, Inc. since September 6, 1996 and hereinafter the "Company") and its Roadmaster Corporation subsidiary entered into a definitive agreement (the "Agreement") with Brunswick
Corporation ("Brunswick"), pursuant to which Brunswick was to acquire all of the assets of the Company's bicycle and snow products business (which also includes tricycles, wagons and junior ride-ons) for approximately $212,000,000 in cash (the "Brunswick Transaction"). The Agreement also provides for: the assumption by Brunswick of trade payables affiliated with the bicycle and snow products being conveyed at the time of the closing, the grant to Brunswick of a long-term lease of the Olney, Illinois facility (such lease being estimated to have a present value of approximately $2.6 million), the assumption by Brunswick of certain long-term indebtedness consisting of Industrial Revenue Bonds and UDAG loans (the assumption of which Industrial Revenue Bonds and UDAG loans will result in a reduction to the purchase price), and the establishment by the Company of an escrow account in the amount of $10,000,000 to secure the costs of the environmental remediation of the property at the Olney, Illinois facility, for which the Corporation has indemnified Brunswick. At closing, the Company repaid the UDAG loans; accordingly, the purchase price was not adjusted for the assumption of such loans. The purchase price also is subject to adjustment for changes in working capital between December 31, 1995 and the Closing Date. The Agreement was approved by the Company's Board of Directors on July 18, 1996. The transaction was subject to satisfaction of certain conditions set forth in the Agreement, including, without limitation, the consent of the Company's lenders under its Bank Credit Agreement and waivers (the "Waivers") of certain provisions of the Indenture governing the Company's 11 3/4% Senior Subordinated Notes due 2002 (the "Notes") by the holders of the required majority of such Notes.

         On August 2, 1996, the Company commenced an Offer to Purchase and Consent Solicitation to the holders of its Notes, whereby the Company offered to purchase all of its outstanding Notes at a purchase price equal to one hundred percent (100%) of such Notes' principal amount, plus accrued but unpaid interest. Such Offer terminated on August 29, 1996. Consents to the required Waivers under the Indenture were obtained from the holders of $88,433,000 principal amount of the Notes. Of such amount, $88,227,000 also were tendered for purchase. The Waivers to the relevant Indenture provisions were effected thereafter.

         On September 6, 1996, the Company terminated its then existing bank credit agreement and entered into a new bank credit agreement (the "Bank Credit Agreement"). The Bank Credit Agreement has a three year term and provides for borrowings of up to $130,000,000, based on eligible trade receivables and inventory. Interest under the new Bank Credit Agreement is calculated at the Agent's Reference Rate (as defined in the Bank Credit Agreement) plus
1.25% and includes a LIBOR Rate option which equals LIBOR plus 1.25%. The monthly unused facility fee is .25% on the available unused portion of the facility provided by the Bank Credit Agreement. Borrowings under the Bank Credit Agreement are secured by security interests in substantially all of the assets of the Company. The Bank Credit Agreement requires the maintenance of various financial and other covenants, including minimum net worth, earnings to interest expense coverage and prohibitions on various transactions without the consent of the Lender.

         Following implementation of the Waivers and concurrent with the execution of the new Bank Credit Agreement, the Brunswick Transaction was consummated on September 6, 1996. The Company used the net proceeds to reduce its outstanding indebtedness under its old bank credit
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agreement by approximately $75,000,000 and to purchase $88,227,000 principal amounts of its Notes for one hundred percent of their principal amount, plus accrued but unpaid interest to the date of repurchase.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         The Company stated it was not practicable to file at this time the information required by Item 7 and that all information required by Item 7 will be furnished within sixty (60) days of the required date for the filing of this report.


EXHIBITS
10.1 Loan and Security Agreement dated as of September 6, 1996 between Roadmaster Corporation, Roadmaster Leisure, Inc.,
                 Willow Hosiery Company, Inc. And Hutch Sports USA, Inc., as the Borrowers, and the Financial Institutions Named Therein, as the Lenders, and Bank America Business Credit, Inc., as the
                 Agent

99.1             Press Release

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        ROADMASTER INDUSTRIES, INC.
                                        (d/b/a RDM Sports Group, Inc.)

Date:    September 20, 1996             By:   /s/ Charles E. Sanders
                                           -----------------------------------
                                              Charles E. Sanders
                                              Vice President and Secretary
                                              Principal Accounting Officer)